Exhibit 99.1

SWIFT ENERGY ANNOUNCES:

                        SWIFT ENERGY APPOINTS AMBASSADOR
                        --------------------------------
                   CHARLES J. SWINDELLS TO BOARD OF DIRECTORS
                   ------------------------------------------


HOUSTON, February 7, 2006 -- Swift Energy Company (NYSE: SFY) today announced that Ambassador Charles J. Swindells has been appointed to serve on Swift Energy Company's Board of Directors at its Board meeting held Monday, February 6, 2006. Ambassador Swindells will stand for election by shareholders at Swift Energy's annual shareholder meeting to be held on May 9, 2006. With the addition of Ambassador Swindells, seven of the ten members on Swift Energy's Board of Directors are independent directors.

Ambassador Swindells currently serves as a managing director of US Trust Company, N.A. and also is a director on the Board of The Greenbrier Companies, Inc., a publicly traded international supplier of transportation equipment and services to the railroad industry. He served as United States Ambassador to New Zealand and Samoa from 2001 to 2005. As Ambassador, he dealt with trade, defense, security and intelligence, commerce and environmental issues throughout the Far East Pacific Region. He previously held the positions of Vice Chairman of US Trust Company, N.A., Chairman and CEO of the Capital Trust Management Corporation and Managing Director/Founder of Capital Trust Company in his career that has spanned 30 years in the investment and fiduciary services industry. He has also served as one of five members of the Oregon Investment Council overseeing the $20 billion Public Employee Retirement Fund investment portfolio. Ambassador Swindells received his B.S. degree from Lewis & Clark College in Portland, Oregon, and he also received an Honorary Doctor of Laws (LL.D.) degree from Lewis & Clark College.

Terry Swift, CEO of Swift Energy noted, "We are extremely pleased to add Ambassador Swindells to the Board of Swift Energy. His appointment is an affirmation of our continued pledge to our stakeholders that we are committed to maintaining a high quality Board of Directors. He brings considerable knowledge and understanding of both the investment community and international arena, melding especially well with our operations in New Zealand."

Swift Energy Company, founded in 1979 and headquartered in Houston, engages in developing, exploring, acquiring and operating oil and gas properties, with a focus on onshore and inland waters oil and natural gas reserves in Louisiana and Texas and oil and natural gas reserves in New Zealand. Over the Company's 26-year history, Swift Energy has shown long-term growth in its proved oil and gas reserves, production and cash flow through a disciplined program of acquisitions and drilling, while maintaining a strong financial position.


Company Contact
---------------
Scott A. Espenshade
Director of Corporate Development
   and Investor Relations
(281) 874-2700, (800) 777-2412

              16825 Northchase Drive, Suite 400, Houston, TX 77060
                              www.swiftenergy.com